EXHIBIT 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – January 8, 2004

For Immediate Release	Contact:	John E. Kyees Chief Financial Officer (215) 564-2313

Urban Outfitters’ Holiday Comp Store Sales Up 20%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record sales for the two-month period beginning November 1 and ending December 31, 2003.

For the two-month Holiday selling season, total comparable store sales increased by 20%. Comparable sales at our Urban Outfitters and Anthropologie stores were up 19% and 21%, respectively, versus 4% and (2)% for the same period last year. Direct-to-consumer sales jumped by 122% with very strong growth at Anthropologie Direct and exceptional growth at Urban Outfitters Direct.

Comparable store sales for the calendar month of December grew by 18% at both of our retail brands. Direct-to-consumer sales for December leaped by 152% compared to the same month last year.

“Sales momentum at both retail brands remained extremely strong throughout the two-month Holiday selling season,” said Richard A. Hayne, Chairman and President. “The apparel and accessory divisions led the sales gains, while home division sales continued to show substantial improvement, posting positive ‘comps’ in December. Sales of regular priced merchandise drove these impressive gains and should impact margins favorably.”

Total Company sales for the two-month period grew by 48% over the same period last year to a record $132.6 million. Total retail store sales for this same period increased by 43% to $116.6 million. The growth in total Company sales resulted from the increases in comparable store sales and Direct-to-consumer sales as reported above and from an additional $19.1 million in sales generated by twenty-nine new and non-comparable stores.

Total retail store sales for the eleven months ended December 31, 2003 were up 27% to $443 million from $348.9 million for the same eleven months of the prior year. Comparable store sales for the eleven-month period at our Urban Outfitters and Anthropologie stores both increased by 12%.

Thus far during the fourth quarter, the Company has opened five new Urban Outfitters stores and five new Anthropologie stores. The Company expects to open one additional Anthropologie store in January 2004, which would bring the total number of new stores opened for the year to twenty-one (eight Urban Outfitters and thirteen Anthropologie stores).

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 61 Urban Outfitters stores in the United States, Canada, and Europe; an Urban catalog and web site; 51 Anthropologie stores in the United States; an Anthropologie catalog and web site; Free People, the Company’s wholesale division, sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store. The Wholesale division sells its products under two labels: Free People and bdg.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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